Exhibit 10.2

Covanta Holding Corporation 445 South Street Morristown, NJ 07960 Tel: 862 345 5000

January 5, 2015

Via Personal Hand Delivery

Anthony J. Orlando

1025 Springfield Ave.

New Providence, NJ 07974

Re:	Succession Agreement

Dear Tony:

This Succession Agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your assistance in finding your successor and facilitating a successful transition to a new President and Chief Executive Officer of Covanta Holding Corporation (“Parent”) and its subsidiaries, including without limitation Covanta Energy LLC (“Covanta Energy” and collectively, the “Covanta Companies”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Severance Plan for Covanta Energy Corporation Senior Officers adopted on February 24, 2010, as amended (the “Severance Plan”).

In order to effectuate a smooth transition and succession to a new President and Chief Executive Officer and the separation of your employment by the Covanta Companies, for good and valuable consideration, the sufficiency of which is hereby agreed to and acknowledged, you, and the Covanta Companies hereby agree as follows:

1. Termination of Employment; Continuation of Board Membership.

(a) Pursuant to the mutual agreement of you and the Covanta Companies, your employment by the Covanta Companies shall be deemed to be terminated as of the appointment of your successor as President and Chief Executive Officer (the “Successor CEO”), which is currently anticipated to be at the regular Board of Directors meeting scheduled on or about March 5, 2015 (the “Termination Date”). As of the Termination Date, you will be deemed to have ceased employment with and to no longer hold any positions as an officer with any of the Covanta Companies or a director of any of the Covanta Companies, except as set forth in Section 1(b) hereof.

(b) You will retain your position as a member of the Board of Directors of Parent for your remaining term, subject to annual re-election at the Annual Meeting of Stockholders. You will be included in the slate of nominees recommended by the Nominating and Governance Committee in the proxy statement for the 2015 Annual Meeting of Stockholders. For the avoidance of doubt, following the Termination Date, your status will convert to a non-employee member of the Board of Directors and you shall be entitled to regular compensation payable to non-employee members of the Board of Directors.

(c) In order to facilitate the transition to your successor as President and Chief Executive Officer, you agree following the Termination Date to provide transition assistance and advice upon the reasonable request of the Successor CEO; provided, however, that such transition assistance and advice shall be (i) subject to your consent, which shall not be unreasonably withheld, and (ii) shall be provided at such times that are consistent with and not in conflict with any of your other obligations. Further, you shall not be required to provide any such transition assistance and advice in the event the Special Discretionary Equity Bonus described in Section 4(c) below is not paid to you.

2. Final Compensation. As soon as administratively practicable after the Termination Date, the Covanta Companies shall pay you all accrued but unpaid wages, any earned but unused vacation days, subject to standard payroll deductions and withholdings, and any previously unreimbursed business expenses incurred on behalf of the Covanta Companies, subject to the presentation of documentation therefor in accordance with the Covanta Companies’ regular reimbursement procedures and practices. Any personal advances due to outstanding business-related expenses will be deducted from the cash amounts otherwise due to you hereunder.

3. Full Payment. You hereby acknowledge that the payments and arrangements set forth in this Agreement, if timely paid and performed in accordance with this Agreement, constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Covanta Companies and the termination thereof, provided, however, that nothing herein shall adversely affect or modify your vested rights to payments under any qualified or non-qualified benefit plans of the Covanta Companies in which you were a participant.

4. Salary Continuation Payments and Compensation Arrangements.

(a) Salary Continuation Payments. Following the termination of your employment by the Covanta Companies, as of the Termination Date, you shall receive salary continuation payments, based upon your annual salary of $755,000 as of the Termination Date, payable for a period of twenty four (24) months, payable in cash in bi-weekly installments (“Salary Continuation Payments”) pursuant to and subject to the conditions set forth in the Severance Plan (as modified by this Agreement to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and subject to your performance of your obligations pursuant to this Agreement, including, without limitation, under Section 12 hereof; provided, however, that such Salary Continuation Payments will not commence until after the expiration of the Revocation Period (as defined below) and provided further, that at such time when the installments remaining to be paid do not fall within the “involuntary separation pay” exclusion from Section 409A set forth in Section 11(e) of the Severance Plan, the remaining installments shall be paid in accordance with the schedule provided in the Severance Plan.

(b) 2014 Cash Bonus. Assuming 2014 financial performance of the Covanta Companies at target levels and based upon the assessment and determination of Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) of your performance with respect to strategic and individual performance goals for 2014, including without limitation, your successful efforts in conducting the succession planning process to find the Successor CEO, the Compensation Committee has determined and agreed that at the regularly scheduled meetings of the Compensation Committee and Board of Directors of Parent currently scheduled on or about March 5, 2015 and subject to the termination of your employment by the Covanta Companies and the appointment of the Successor CEO, the Compensation Committee shall recommend to the full Board of Directors of Parent to award you a discretionary cash bonus in the amount of $1,359,000, subject to pro rata reduction of the financial component (and not the strategic component) of such bonus in the event, and in such amount, that the financial performance of the Covanta Companies is less than target (“Discretionary Cash Bonus”). Such Discretionary Cash Bonus, as and if payable in accordance with the terms hereof, shall be payable in a lump sum cash payment on or before March 15, 2015 in accordance with the Covanta Companies’ regular practice of paying bonuses for prior year achievements.

(c) Special Discretionary Equity Bonus. In recognition of your successful efforts in conducting the succession planning process to find the Successor CEO and to reward and compensate you for transition assistance with the Successor CEO, the Compensation Committee has determined and agreed that at the regularly scheduled meetings of the Compensation Committee and Board of Directors of Parent currently scheduled on or about March 5, 2015 and subject to the termination of your employment by the Covanta Companies and the appointment of the Successor CEO, the Compensation Committee shall recommend to the full Board of Directors of Parent to award to you a special discretionary equity bonus in the form of $1,000,000 in restricted stock units, as determined by the closing price of the Parent’s common stock on the date of grant, and vesting pro rata over a period of three (3) years following the grant date (“Special Discretionary Equity Bonus”). Such Special Discretionary Equity Bonus, as and if awarded in accordance with the terms hereof, shall be granted on the Termination Date, currently expected to be on or about March 5, 2015 at the regularly scheduled meetings of the Compensation Committee and Board of Directors of Parent.

(d) Termination of Salary Continuation Payments. If you recommence work with any of the Covanta Companies as an employee before all Salary Continuation Payments have been made to you or breach any of your obligations under this Agreement, such payments will stop as of the effective date of commencement of such work.

(e) Unemployment Compensation. While you may not be precluded from applying for and receiving unemployment compensation benefits, if you do receive any such benefits for the same weeks for which you are receiving Salary Continuation Payments, any amounts you receive in unemployment compensation will be deducted from the Salary Continuation Payments made to you for those weeks. In addition, the following will be deducted from your Salary Continuation Payments if received for the same weeks you are receiving Salary Continuation Payments: short-term disability (STD) and worker’s compensation benefits.

5. Employee Benefits.

(a) Covanta Energy shall provide you with the opportunity to continue group medical and dental insurance coverage equivalent to that provided to senior officers of Covanta Energy for a period of twenty four (24) months following the Termination Date (the “Salary Continuation Period”), pursuant to the terms of this Section 5(a). You and your dependents may make a timely election, effective as of the day after the Termination Date, to continue your group medical and dental coverage under Code Section 4980B (“COBRA”). If such a timely COBRA election is made, Covanta Energy will deduct from each Salary Continuation Payment an amount equal to the employee portion of the bi-weekly premium payable by similarly situated senior officers for such medical and dental coverage, to the extent you and your dependents remain eligible for COBRA continuation coverage, and Covanta Energy will directly pay such deducted amount and any remaining premium for such coverage. Any taxes required to be withheld for the portion of the bi-weekly premium for such COBRA continuation coverage that is payable by Covanta Energy will be withheld from Salary Continuation Payments. Covanta Energy’s payment of its share of the COBRA premiums described in this Section 5(a) is subject to the performance of your obligations pursuant to this Agreement, including, without limitation, pursuant to Section 12 hereof.

(b) To the extent permitted under any of the Covanta Companies’ benefit plans, the Covanta Companies shall continue to provide and you shall continue to participate in any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage for a period of twenty four (24) months following the Termination Date. Immediately thereafter, any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage you have with the Covanta Companies will terminate. To the extent such continuation of coverage is not permissible under any such benefit plan, your coverage under such plan will terminate as of the Termination Date and the Covanta Companies shall pay to you an amount each month for a period of twenty four (24) months thereafter equal to the premium under such plan that the Covanta Companies paid on your behalf for coverage under such plan immediately prior to the Termination Date (or $17.85 per month under the group accident insurance plan, $324.48 per month under the group life insurance plan and $56.78 per month under the group long-term disability plan), which the Covanta Companies shall pay coincident with any payments you are scheduled to receive pursuant to Section 4(a) hereof.

(c) Notwithstanding anything to the contrary in Section 5(a) and/or Section 5(b) hereof, in the event that you receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof from another employer, then the Covanta Companies obligation to provide such benefits under this Agreement or the Severance Plan shall terminate. You hereby covenant and agree to promptly inform and notify the Covanta Companies in writing of your right to receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof.

(d) If enrolled, you may continue or stop contributions to your Health Care Flexible Spending Account. Dependent Care Account contributions must be discontinued due to IRS regulations. Contact Sue Ryan at (862) 345-5088 for more information.

(e) Conexis will send you information as it relates to the status of your benefits. If you have any have questions, you can contact Customer Service at (877) 722-2667.

(f) You shall receive an employer matching contribution allocated to your account under the Covanta Energy Savings Plan (the “401(k) Plan”) with respect to your elective deferrals made in 2014 through and including the Termination Date. All amounts allocated to such account are subject to the vesting and other terms of the 401(k) Plan, which shall not be deemed to have been modified by this Agreement; provided, however, that the Covanta Companies acknowledge that your account is fully vested as of the date of this Agreement. You may receive a distribution of your account balance in the 401(k) Plan following the Termination Date. Information about your account balance will be sent to you by T. Rowe Price, or you may contact them at (800) 922-9945. If your account balance in the 401(k) Plan is less than $5,000, it will be distributed automatically. For the avoidance of doubt, nothing herein shall adversely affect or modify your rights to payment of vested benefits under any qualified or non-qualified benefit plan of the Covanta Companies in which you were a participant.

6. Outstanding Equity Awards.

(a) As of the Termination Date, you hold (i) options to purchase shares of common stock of Parent (the “Options”) pursuant to Option Agreements dated as of March 19, 2007 and February 21, 2008 (collectively, the “Option Agreements”), of which Options to purchase 470,000 shares have vested; (ii) an aggregate of 53,994 unvested shares of restricted stock of Parent subject to forfeiture (the “Restricted Stock”) pursuant to Restricted Stock Agreements dated as of March 1, 2012, March 7, 2013 and February 26, 2014 (collectively, the “Restricted Stock Agreements”); (iii) 102,505 unvested restricted stock units of Parent (the “Growth Equity RSUs”) pursuant to Growth Equity Award Agreements dated as of February 25, 2010 and March 1, 2012 (collectively, the “Growth Equity Award Agreements”) and (iv) an aggregate of 110,905 unvested restricted stock units of Parent at target (the “TSR RSUs”) pursuant to TSR Equity Award Agreements dated as of March 7, 2013 and February 26, 2014 (collectively, the “TSR Equity Award Agreements” and collectively with the Option Agreements, the Restricted Stock Agreements and the Growth Equity Award Agreements, the “Equity Award Agreements”).

(b) Amendment of Stock Option Agreements. Notwithstanding anything to the contrary in the Option Agreements, effective as of the Termination Date, each of the Option Agreements shall be amended to provide for continued exercisability until the expiration of each such Option Agreement in accordance with its terms as if you continued to be employed by the Covanta Companies; provided, however, that any treatment of such options as incentive stock options for federal or state tax purposes shall not be available and such Options shall be treated as non-qualified stock options as of the date of such amendment.

(c) Amendment of Restricted Stock Agreements. Notwithstanding anything to the contrary in the Restricted Stock Agreements, effective as of the Termination Date, the Restricted Stock Agreements shall be amended as follows:

(i) the Restricted Stock Agreement dated March 1, 2012 shall be amended to allow continued vesting of the remaining tranche in accordance its terms as if you continued to be employed by the Covanta Companies;

(ii) the Restricted Stock Agreement dated March 7, 2013 shall be amended to (x) allow continued vesting of the tranche vesting March 17, 2015 in accordance its terms as if you continued to be employed by the Covanta Companies and (y) accelerate vesting of the tranche vesting March 17, 2016 to March 17, 2015; and

(iii) the Restricted Stock Agreement dated February 26, 2014 shall be amended to (x) allow continued vesting of the tranche vesting March 17, 2015 in accordance its terms as if you continued to be employed by the Covanta Companies, (y) accelerate vesting of the tranche vesting March 17, 2016 to March 17, 2015, and (z) accelerate vesting of the tranche vesting March 17, 2017 to March 17, 2015.

(d) TSR Equity Award Agreements. For the avoidance of doubt, the Covanta Companies and you acknowledge and agree that the TSR RSUs that you hold shall continue to vest in accordance with Section 2.3(b) hereof during the period in which you continue to receive Salary Continuation Payments and you shall continue to be entitled to receive a TSR Dividend Equivalent Cash Award (as defined in the TSR Equity Award Agreement) based on such number of TSR Performance Shares earned under each respective TSR Equity Award Agreement and payable in the same manner as if you continued to be employed by the Covanta Companies; and Section 2.3(c) hereof shall not be applicable during such period.

(e) Growth Equity Award Agreements. For the avoidance of doubt, the Covanta Companies and you acknowledge and agree that you shall continue to hold the Growth Equity RSUs, that the termination of your employment shall be considered a termination by the Company without “Cause” for purposes of the Growth Equity Award Agreements, and that the Growth Equity RSUs shall continue to vest in accordance with the terms of the Growth Equity Award Agreements.

7. Employee Confidential Disclosure Agreement. You agree to return the Employee Confidential Disclosure Agreement in the form attached hereto as Exhibit A (the “Employee Confidential Disclosure Agreement”). If you receive a subpoena or other request for information, you agree to immediately notify the Parent’s General Counsel.

8. Release.

(a) By executing this Agreement, effective upon the Termination Date, you hereby, on your own behalf and on behalf of your agents, representatives, assigns, heirs, executors and administrators (collectively, the “Employee Releasors”) fully and unconditionally release, remise, acquit and forever discharge each of the Covanta Companies and each of their respective officers, directors, stockholders, managers, members, agents, employees, consultants, independent contractors, attorneys, advisors, successors and assigns (collectively, the “Covanta Releasees”) from any and all claims, causes of action, charges, complaints, demands, costs, rights, losses, damages and other liability whatsoever, known or unknown (collectively, the “Claims”), which you have or may have against any Covanta Releasee arising on or prior to the date you execute this Agreement, including but not limited to any Claims arising under or in connection with your employment with, or termination of employment from, any and all of the Covanta Companies or your relationship with any of the Covanta Companies, dismissal, redundancy, wrongful termination, breach of contract, fraud, deceit, negligence, misrepresentation, defamation, disability, discrimination of any type, unlawful deduction from wages, breach of rights or entitlements under the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act of 1990, the United States Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. §1981, the laws of the state of New Jersey, the laws of the United States, and any workers’ compensation or disability claims or any other federal, state, local, foreign, common or other law, other than the Excluded Claims (as defined below). You further agree that you will not file or permit to be filed on your behalf any such Claim and represent and warrant that you have not instituted any such Claim or assigned or transferred any such Claim to any person or entity, in any manner, including by subrogation, operation of law or otherwise. Notwithstanding the preceding sentence or any other provision of this Agreement, this Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any Claim you believe you may have against any of the Covanta Companies. However, by executing this Agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. In addition, you agree to waive any rights you may have under any other agreement with any of the Covanta Companies. Notwithstanding the preceding two sentences or any other provision hereof, this Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, and punitive damages. For purposes of this Agreement, the term “Excluded Claims” shall mean claims (i) to enforce any of your rights under or pursuant to this Agreement or any of the Equity Award Agreements, as amended hereby, (ii) for indemnification by the Covanta Companies arising under or in connection with your position as an officer and/or employee of the Covanta Companies, subject to your entitlement to indemnification under applicable law and the Covanta Companies constating documents, (iii) any claims that may arise and relate to facts occurring after the Termination Date, and (iv) with respect to your employment with a Covanta Company prior to the Termination Date, claims for benefits accrued by and payable to you under the terms and conditions of any employee benefit plan of a Covanta Company in which you were a participant prior to your Termination Date and which remain due and payable in accordance with the terms of such plan, as in effect from time to time.

(b) You recognize that the monies, benefits and treatment of equity awards set forth in this Agreement constitute consideration for this Release and you agree that you will not seek anything further from any Covanta Releasee. You recognize that you are bound by this Agreement and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement is made for the benefit of the Covanta Releasees, including the individuals and entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Covanta Releasees.

(c) By executing this Agreement, effective upon the Termination Date, the Covanta Companies, on behalf of all of the Covanta Releasees, do hereby fully and unconditionally release, remise, acquit and forever discharge you and each of your agents, representatives, assigns, heirs, executors and administrators (the “Executive Releasees”) from any and all Claims which any of them have or may have against any of the Executive Releasees arising on or prior to the Termination Date, including but not limited to any Claims relating to the activities, services, actions, failures to act or any other such deeds, misdeeds or omissions whatsoever by you, or otherwise relating to you, not involving fraud, whether in your capacity as an employee, officer, director, stockholder or otherwise.

9. Representation; Voluntary Execution. You are strongly encouraged to consult an attorney regarding this Agreement. You hereby acknowledge that you are entering into this Agreement voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and intend to be legally bound hereby.

10. Acknowledgement of Your Rights to Consider and Revoke the Release. You understand, agree and acknowledge that:

(a) you have been advised and encouraged by the Covanta Companies to have this Agreement reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement;

(b) you have been provided at least twenty one (21) days to consider this Agreement and to decide whether to agree to the terms contained herein;

(c) you have the right to revoke the release set forth in Section 8 of this Agreement (the “Release”) during the seven (7) day period following the date you sign this Agreement (the “Revocation Period”) by giving written notice of such revocation to the Administrator, Michael A. Wright, Senior Vice President, Chief Human Resources Officer, at 445 South Avenue, Morristown, NJ 07960 on or prior to the seventh day after the date you sign this Agreement and, if you exercise your right to revoke the Release, you will forfeit your right to receive any of the Severance Payments;

(d) No payments, other than those that may be required pursuant to Section 2 hereof, shall be paid to you until at least eight (8) days after you sign this Agreement and will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof;

(e) the Covanta Companies’ payments with respect to your COBRA premium provided herein will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof;

(f) the amendments to the Equity Award Agreements, shall be effective only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof; and

(g) by signing this Agreement, you represent that you fully understand the terms and conditions of this Agreement and you intend to be legally bound by them.

11. No Detriment or Disparagement.

(a) You shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to any of the Covanta Companies, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage any of the Covanta Companies, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations.

(b) The Covanta Companies shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to you or your business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage you or your business relations.

12. Cooperation. You agree to fully cooperate with the Covanta Companies and their attorneys in connection with the defense of any charge, investigation or litigation in which you have relevant facts or potentially relevant testimony. Should such a request be made while you are receiving Salary Continuation Payments, you will not be further compensated for your time in connection with such cooperation, but to the extent possible, the Covanta Companies and their agents will schedule time at your convenience. If such a request is made by the Covanta Companies after we cease making Salary Continuation Payments, you will be paid a reasonable rate, consistent with any statutes, rules, regulations or case law for any time you spend in such endeavor.

13. Return of Property. On the Termination Date, you shall promptly deliver to the Covanta Companies all electronic equipment, correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Covanta Companies’ Customers, marketing strategies, products or processes which contain any Confidential Information; provided, however, that you shall be permitted to retain all such properties as will assist you in the performance of your duties as a Director of Parent and for such period of your continued service on the Board of Directors, including, without limitation, the laptop computer and iPhone of the Covanta Companies that you currently possess.

14. Non-Admission. This Agreement does not constitute an admission by the Covanta Companies that any action taken with respect to you was wrongful, unlawful or in violation of any local, state, or federal act, statute, constitution, or common law, and the Companies specifically deny any such wrongdoing or violation. You shall not state or imply the contrary to any person or entity.

15. Continuation of Restrictive Covenants. You hereby expressly acknowledge that the restrictive covenants of non-competition, non-solicitation of employees and customers and confidentiality set forth in any of the Equity Award Agreements by which you are bound during the Salary Continuation Period and thereafter shall continue in full force and effect for a period equal to the longer of 24 months following the Termination Date or until such covenants and obligations expire, if at all, pursuant to their terms. In the event you materially breach any of such covenants, the Covanta Companies’ obligations to make payments pursuant to the provisions of Sections 4 and 5 hereof shall be of no further force and effect and shall immediately cease and, notwithstanding any other provision to the contrary in this Agreement or any of the Equity Award Agreements, (x) you shall immediately forfeit any right to exercise any unexercised Options that previously vested pursuant to the terms of this Agreement or any Option Agreement, and (y) any unvested rights under any of the Equity Award Agreements will immediately be cancelled and forfeited.

16. Withholding. All payments being made to you under this Agreement will be subject to withholding for federal income taxes and, where applicable, to withholding for Social Security, Medicare, unemployment compensation and state, county and city taxes.

17. Section 409A Compliance. With respect to any benefits provided under this Agreement that are subject to Section 409A, it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

18. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the court will modify such provision to the minimum extent necessary to make such provision valid and enforceable or, if that is not possible, the court will strike such provision from this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the force, effect, and validity of the remaining provisions of this Agreement; provided, however, that Section 8 of this Agreement shall be deemed to be an essential term of this Agreement and, to the extent such Section is deemed invalid or unenforceable, in whole or in part, the remainder of this Agreement will be enforceable, if at all, solely at the Covanta Companies’ option.

19. Amendment. This Agreement cannot be amended, modified, waived, discharged or terminated, except in a writing signed both by you and a duly authorized representative of the Covanta Companies.

20. Entire Agreement. This Agreement, collectively with the Employee Confidential Disclosure Agreement, the Severance Plan, the Equity Award Agreements and the equity award plans pursuant to which such equity awards were granted, and any qualified or non-qualified benefit plans of any of the Covanta Companies in which you were a participant, contain the entire agreement between you and the Covanta Companies with respect to the subject matter hereof and shall supersede all other prior and contemporaneous agreements and understandings with respect to such subject matter.

21. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic signature), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of laws provisions thereof.

23. Successors and Assigns. This Agreement shall be binding upon you and the Covanta Companies and shall inure to the benefit of each such party and their successors and assigns, and shall be binding upon you, your heirs and personal representatives. None of your rights or obligations hereunder may be assigned or delegated, except that in the event of your death or disability, any of your rights hereunder shall be transferred to your estate or personal representative, as the case may be. The Covanta Companies may assign any of their rights and obligations under this Agreement in whole or in part to affiliates of Parent without your prior consent. Any entity into which any of the Covanta Companies is merged, or with which the any of the Covanta Companies is consolidated, or which acquires the business of the Covanta Companies shall be deemed to be a successor of the Covanta Companies for purposes hereof, as the case may be.

24. Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Covanta Companies:

Covanta Holding Corporation

445 South Street

Morristown, NJ 07960

Attn: President and CEO

Telephone Number: (862) 345-5277

Facsimile Number: (862) 345-5010

With a copy to:

Covanta Holding Corporation

445 South Street

Morristown, NJ 07960

Attn: General Counsel

Telephone Number: (862) 345-5372

Facsimile Number: (862) 345-5140

And to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 1700

Chicago, IL 60602

Telephone Number: (312) 269-8411

Facsimile Number: (312) 578-1796

If to Executive:

Anthony J. Orlando

1025 Springfield Ave.

New Providence, NJ 07974

Telephone Number: (201) 826-7898

With a copy to:

Michael C. McBratnie, Esq.

Fox Rothschild LLP

747 Constitution Drive, Suite 100

P.O. Box 673

Exton, PA 19343

Telephone Number: (610) 458-4946

Facsimile Number: (610) 458-7337

25. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be subject to arbitration in accordance with the procedures set forth in the Severance Plan.

26. Continued Indemnification. Nothing herein shall adversely affect your right to be indemnified by the Covanta Companies following the Termination Date for any claims made against you by third parties due to your position as a Director, officer and employee of the Covanta Companies.

27. No Mitigation; No Offset. You shall be under no obligation to seek other employment and, except as expressly provided in this Agreement, there shall be no offset against amounts due to you under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

[SIGNATURE PAGE TO FOLLOW]

You may formally accept the terms of this Agreement by signing below and returning it to me.

Very truly yours,

Covanta Holding Corporation

By:	/s/ Timothy J. Simpson
Timothy J. Simpson
Executive Vice President and General Counsel

Covanta Energy LLC

By:	/s/ Timothy J. Simpson
Timothy J. Simpson
Executive Vice President and General Counsel

Covanta Projects LLC

By:	/s/ Timothy J. Simpson
Timothy J. Simpson
Executive Vice President and General Counsel

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

Dated: January 5, 2015	By:	/s/ Anthony J. Orlando
Anthony J. Orlando

EXHIBIT A

EMPLOYEE CONFIDENTIAL DISCLOSURE AGREEMENT

EMPLOYEE CONFIDENTIAL DISCLOSURE AGREEMENT

In connection with the scope of my employment with Covanta Energy LLC (“CEL”) or an affiliate thereof, I acknowledge that certain information deemed by CEL to be confidential or proprietary in nature, including trade secrets (collectively, the “Confidential Information”), of CEL, Martin GmbH (“Martin”) and their parents, subsidiaries and affiliates (collectively, CEL, Martin and their parents, subsidiaries and affiliates, the “Covanta Affiliates”) will be disclosed directly or indirectly to me. Such Confidential Information allows Covanta Affiliates to compete advantageously for business and to perform its duties and obligations on favorable terms and includes, but is not limited to, (a) information concerning facilities designed or constructed by Covanta Affiliates, as well as processes, product equipment or apparatus embodied in such facilities or used in the design or construction thereof, including specifically the Martin technology, (b) estimating, pricing and bidding practices and customer contracts of Covanta Affiliates, (c) the particular qualifications and methods of organization of the personnel of Covanta Affiliates, (d) projects, and particularly problems and resolutions encountered in such projects, in which Covanta Affiliates have worked or bid, (e) marketing plans and strategies of Covanta Affiliates, (f) information, of any type, of others as to which Covanta Affiliates have an obligation of confidential treatment, (g) customers, suppliers, partners and potential partners of Covanta Affiliates and (h) any other information maintained in trust and confidence by Covanta Affiliates, the knowledge of which by any person, firm, corporation or other business entity not affiliated with Covanta Affiliates may detrimentally affect any Covanta Affiliate. In consideration of, and as a condition to, my continued employment with CEL, I agree to strictly adhere to the obligations set forth below:

1.	I will not, at any time during, or during the five (5) years following termination of, my employment, without the written consent of CEL, publish, make available or disclose to any person, firm, corporation or other entity (other than Covanta Affiliates) any Confidential Information, nor will I duplicate or use, directly or indirectly, the Confidential Information for purposes other than the business purposes of Covanta Affiliates.

2.	I agree that all drawings, specifications, sketches, blueprints, reports, memoranda, computer printouts and other documents, whether in printed, graphic, film, tape, disc or other recorded form, delivered to me, acquired by me or developed by me, and arising out of my employment shall be the sole and exclusive property of CEL, regardless of whether such items contain or constitute Confidential Information. Upon termination of my employment for any reason whatsoever, whether by CEL or by me, I will deliver to CEL immediately all copies of such documents and I shall not retain copies or excerpts of any such documents whether prepared by me or delivered to me or made available to me during the course of my employment. I shall not use any such documents for purposes other than the business purposes of Covanta Affiliates.

3.	I agree that no right or license is granted to me by CEL to use the Confidential Information.

4.	I agree to notify CEL promptly of any developments or inventions relating to the business interests of Covanta Affiliates and, without limitation, any developments or inventions arising out of, or in connection with, the Confidential Information. I agree that any developments or inventions created by me during the course of my employment by CEL shall be the sole and exclusive property of CEL and I further agree to execute, or cause to be executed, any and all patent applications, assignments or other instruments reasonably required by CEL to transfer, vest and retain in CEL title and exclusive right to any and all such inventions and developments without any further consideration to be imparted to me by CEL. It is understood that CEL shall have full right to exercise its discretion in deciding whether such developments or inventions shall be patented. It is further understood that CEL shall bear all costs and fees in connection with the protection of such developments or inventions.

5.	For purposes of this Agreement, Confidential Information does not include information that:

(a)	at the time of disclosure to me is in the public domain or public knowledge;

(b)	after disclosure to me becomes part of the public domain or public knowledge by publication or otherwise, except by breach of this Agreement by me;

(c)	I can establish by competent written proof was in my possession at the time of disclosure to me and was not acquired, directly or indirectly, from Covanta Affiliates or any predecessor licensee of the Martin technology; or

(d)	I lawfully receive from any person, firm, corporation or other entity (other than Covanta Affiliates or any predecessor licensee of the Martin technology), provided, however, that such information was not obtained by such person, firm, corporation or entity directly or indirectly from any Covanta Affiliate or any predecessor licensee of the Martin technology pursuant to a Confidential Disclosure Agreement or unlawfully.

6.	My obligations under this Agreement will continue for a period of five (5) years from termination of my services for CEL.

(Signature)		DATED:

EMPLOYEE:
(Print Name)

ACCEPTED AND AGREED TO BY: Covanta Energy LLC

By:
Title: